EXHIBIT 10.5
To:  Ilan Daskal, CFO

Subject:  Amendment to Relocation Benefits
______________________________________________________________________

Reference is made to the offer letter agreement dated September 21, 2008 between you and International Rectifier Corporation (the “Company”), as amended by that certain amendment thereto, dated November 4, 2009 (as amended, the “Offer Letter”).

Pursuant to the Offer Letter, you have been eligible to receive certain benefits as described in the sections in the Offer Letter with the following headings: International Rectifier Executive Relocation Package, Temporary Living Assistance, Closing Assistance on the sale of your current residence, and Closing Assistance on the purchase of a home in the Los Angeles/Southern California area up to the date that that is thirty six (36) months from your employment start date of October 6, 2008 (together, the “Relocation Benefits”).

This memo confirms that the Relocation Benefits and the parties respective obligations therefor are hereby terminated effective as of the commencement of the Company’s 2012 fiscal year.  In lieu of and contemporaneous with the termination of the Relocation Benefits, you shall be eligible to receive a supplemental annual allowance in the aggregate gross amount of $65,000.

By signing below, the parties have agreed to the terms of the foregoing Amendment.

International Rectifier Corporation

___________/S/__________________                                                                           _________/S/__________________
Ilan Daskal                                                                           by:

___________August 18, 2011__________                                                                                     __________August 18, 2011______
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